UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2008

PRAIRIE CREEK ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Iowa	333-141585	20-4956139
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

415 N. Locust Street, PO Box 280 Goldfield, Iowa 50542
(Address of principal executive offices)

(515) 825-3161
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On January 18, 2008, Prairie Creek Ethanol, LLC (the “Company”) filed a post-effective amendment to its registration statement on Form SB-2 in which the Company disclosed that it had executed a letter of intent, dated November 28, 2007, with Fagen, Inc. for the design and construction of the Company’s proposed 55 million gallon per year ethanol plant for a price of $81,900,000. The letter of intent was finalized on or around January 17, 2008 and was included as an exhibit to the Company’s post-effective amendment to its registration statement on Form SB-2 filed with the United States Securities and Exchange Commission on January 18, 2008. The November 28, 2007 letter of intent supersedes and replaces the prior letter of intent the Company executed with Fagen, Inc., dated February 1, 2007. The November 28, 2007 letter of intent terminates on November 30, 2008, unless the size and design of the ethanol plant have been determined and mutually agreed upon, a specific site has been determined and mutually agreed upon, and at least ten percent (10%) of the necessary equity has been raised. Additionally, the obligation of Fagen, Inc. to design and construct the ethanol plant, and the Company’s obligation to pay the contract price, is subject to the execution and delivery of a definitive design-build agreement and other ancillary agreements. The contract price of approximately $81,900,000 does not include the anticipated cost of a water treatment facility which the Company intends to construct, the fire protection system the Company intends to construct, any change orders, increases in the costs of materials, the monthly surcharge contained in the November 28, 2007 letter of intent or the early completion bonus contained in the November 28, 2007 letter of intent.

This Report on Form 8-K is being furnished pursuant to Item 7.01, Regulation FD Disclosure. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRAIRIE CREEK ETHANOL, LLC

January 22, 2008	/s/ John Stelzer
Date	John Stelzer, Treasurer Principal Financial Officer and Principal Accounting Officer